------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Press,          Robert              D.     |    FINANTRA CAPITAL, INC. (FANT)             |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 150 S. Pine Island Road, Ste. 500          |                         |      8/99          |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Plantation,         FL             33324   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/2          |   P   |      |    1,000   |  A    |$4.25 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/2          |   P   |      |    1,000   |  A    |$4.375|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/2          |   P   |      |    3,500   |  A    |$4.125|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/3          |   P   |      |    2,500   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/4          |   P   |      |    1,000   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/5          |   P   |      |    1,500   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/6          |   P   |      |      500   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/9          |   P   |      |      500   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/11         |   P   |      |    1,000   |  A    |$3.938|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/11         |   P   |      |    1,000   |  A    |$3.875|      651,468       |     D       |          |
------------------------------------------------------------------------------------------------------------------------------------

*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Press,          Robert              D.     |    FINANTRA CAPITAL, INC. (FANT)             |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 150 S. Pine Island Road, # 500             |                         |      8/99          |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Plantation,         FL             33324   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/11         |   P   |      |    5,500   |  A    |$3.688|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/13         |   P   |      |    2,000   |  A    |$3.563|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/13         |   P   |      |    1,000   |  A    |$3.375|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/16         |   p   |      |    1,000   |  A    |$3.375|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/16         |   p   |      |    2,000   |  A    |$3.563|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/16         |   S(1)|      |    5,700   |  D    |$2.25 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/16         |   S(1)|      |   20,000   |  D    |$3.125|    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/16         |   J(3)|      |    4,000   |  D    |$2.00 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/17         |   S(1)|      |   20,000   |  D    |$3.00 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/19         |   S(1)|      |   10,000   |  D    |$2.25 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
------------------------------------------------------------------------------------------------------------------------------------

*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

------
FORM 4
------

                                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                          Washington, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person    | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Person to|
| Press,          Robert              D.     |    FINANTRA CAPITAL, INC. (FANT)             |     Issuer (Check all applicable)    |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. IRS Identification   | 4.  Statement For  |  [X] Director      [X] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (Specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
|                                            |    (Voluntary)          |                    |              below)                  |
| 150 S. Pine Island Road, # 500             |                         |      8/99          |                                      |
|--------------------------------------------|                         |--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [ ] Form Filed by One              |
| Plantation,         FL             33324   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction     |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature |
|   (Instr. 3)        |   Date            |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In- |
|                     |   (Month/Day/     |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct |
|                     |   Year)           |              |                           |    End of Month    |   Direct    |   Benefi-|
|                     |                   |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial   |
|                     |                   |--------------|---------------------------|                    |   Indirect  |   Owner- |
|                     |                   | Code  |  V   |    Amount  | (A) or| Price|                    |   (I)       |   ship   |
|                     |                   |       |      |            | (D)   |      |                    |   (Instr. 4)|   (Instr.|
|                     |                   |       |      |            |       |      |                    |             |   4)     |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/20         |   P   |      |      500   |  A    |$4.00 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/23         |   J(3)|      |    6,000   |  D    |$2.00 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/25         |   J(3)|      |    4,000   |  D    |$2.00 |    1,004,490       |     I       |By: Medley|
|                     |                   |       |      |            |       |      |                    |             |    Group |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/26         |   p   |      |    1,000   |  A    |$4.313|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/26         |   p   |      |    1,000   |  A    |$4.374|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/26         |   P   |      |    1,000   |  A    |$4.313|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/27         |   P   |      |      500   |  A    |$4.313|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/31         |   P   |      |    2,000   |  A    |$4.25 |      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| COMMON STOCK        |      8/31         |   P   |      |    2,000   |  A    |$4.219|      651,468       |     D       |          |
|---------------------|-------------------|-------|------|------------|-------|------|--------------------|-------------|----------|
| WARRANTS(2)         |                   |       |      |            |       |      |       52,600       |     D       |          |
------------------------------------------------------------------------------------------------------------------------------------

*Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   or (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4, and 5)    |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

1. Medley Group, Inc., a Delaware corporation, is a privately held company with approximately twenty stockholders. Robert D. Press is the President of Medley Group and the owner of approximately 85% of the outstanding capital stock of Medley Group. Business
   Development Resources, Inc., a Florida corporation, is a wholly owned subsidiary of Medley Group. Accordingly, Mr. Press may be deemed the control person of Medley Group and Business Development Resources and all shares of capital stock of Finantra Capital,
   Inc. beneficially owned by Medley Group and Business Development Resources may be deemed to be beneficially owned by Mr. Press.
   Notwithstanding the foregoing, Mr. Press did not derive any direct benefit from the transaction being reported. Such transaction was effected by Medley Group or Business Development Resources, as the case may be, solely in connection with the satisfaction of a debt previously contracted for.

2. Each warrant entitles the holder to purchase 1 share of common stock of Finantra Capital, Inc. at any time prior to 7-22-02, at an exercise price of $5.75 per share.

3. Medley Group, Inc. distributed shares to an unaffiliated person/entity in a private transaction in satisfaction of certain services performed by such unaffiliated person/entity on behalf of Company.

 ** Intentional misstatements or omissions of facts constitute Federal Criminal       /s/ Robert Press                    9-10-99
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             --------------------------------   ----------
                                                                                      Signature of Reporting Person**    Date
                                                                                      Robert Press


Note. File three copies of this form, one of which must be manually signed.                                              Page 2
      If space provided is insufficient, see Instruction 6 for procedure.
                            (Print or Type Responses)